Exhibit 8

PURCHASE AGREEMENT

     PURCHASE AGREEMENT, dated as of July 29, 2003 (this “Agreement”), by and between BOL.US ONLINE, INC., a Delaware corporation (the “Seller”), BERTELSMANN AG, an Aktiengesellschaft organized and existing under the laws of Germany (“BAG”), and BARNES & NOBLE, INC., a Delaware corporation (the “Buyer”).

W I T N E S S E T H:

     WHEREAS, the Seller is the record and beneficial owner of: (i) 1,126,000 shares of Class A Common Stock, par value $.001 per share (the “Class A Shares”), of barnesandnoble.com inc. (“INC”), a Delaware corporation; (ii) 57,500,000 of the units of membership interests (the “Membership Units”) in barnesandnoble.com llc, a Delaware limited liability company (“LLC”); and (iii) one share of Class C Common Stock, par value $.001 per share (the “Class C Share”), of INC.

     WHEREAS, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, all of the Class A Shares, Class C Shares and the Membership Units held by the Seller.

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions, hereinafter set forth, the parties do hereby agree as follows:

ARTICLE I
TERMS OF PURCHASE AND SALE

     1.01. Sale of the Purchased Interests.

     (a)  Upon the terms and subject to the conditions set forth in this Agreement, and as permitted by Section 7.2(b) of the LLC Agreement, on the Closing Date (as defined in Section 1.02), the Seller shall sell, assign, convey and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller, all of the Class A Shares, Class C Share and Membership Units held by the Seller (collectively, the “Purchased Interests”) upon payment by Buyer of the purchase price specified in Section 1.03.

     (b)  At the Closing (as defined in Section 1.02), and subject to the terms and conditions of this Agreement, the Seller shall deliver to the Buyer, against payment of the Purchase Price: (i) certificates representing the Membership Units held by the Seller, accompanied by appropriate instruments of transfer; and (ii) stock certificates representing each of the Class A Shares and the Class C Share held by the Seller, accompanied by stock powers duly endorsed in blank, with all required transfer taxes or stamps paid for or affixed thereto, in each case, free and clear of all Encumbrances.

     1.02. The Closing. The closing of the purchase and sale of the Purchased Interests (the “Closing”) shall take place on the fifth business day after the expiration or waiver of all applicable waiting periods (the “Closing Date”), at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, New York, New York, or at such other place and on such other date as the Seller and the Buyer shall agree. At the Closing, each of the parties hereto shall take, or cause to be taken, all such actions and deliver, or cause to be delivered, all such documents, instruments, certificates and other items as may be required under this Agreement (collectively, the “Closing Documents”), in order to perform or fulfill all covenants and agreements on its part to be performed at or prior to the Closing Date.

     1.03. Purchase Price.

     (a)  At the Closing, Buyer shall pay Seller for the Purchased Interests an amount equal to $2.80 per each share of Class A Shares and Class C Share, and each of the Membership Units, as the case may be, which shall equal in the aggregate One Hundred Sixty-Four Million One Hundred Fifty-Two Thousand Eight Hundred Two Dollars and Eighty Cents ($164,152,802.80) (the “Purchase Price”).

     (b)  On the Closing Date, the Buyer shall deliver to Seller: (i) Buyer’s negotiable promissory note (the “Note”) in the form of Exhibit A attached hereto in the principal amount of Eighty-Two Million Dollars ($82,000,000.00); and (ii) cash equal to Eighty-Two Million One Hundred Fifty-Two Thousand Eight Hundred Two Dollars and Eighty Cents ($82,152,802.80) by wire transfer of immediately available funds, in accordance with written instructions delivered by the Seller to the Buyer at least two (2) days prior to the Closing Date.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SELLER

     The Seller represents and warrants to the Buyer on the date hereof and on the Closing Date as follows:

     2.01. Organization and Existence. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted. The Seller is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the ability of the Seller to consummate the transactions hereunder.

     2.02. Authority and Approval. This Agreement has been duly executed by Seller and BAG, and subject to the approval of the Boards of Directors (Aufsichtsrat -

Supervisory Board and the Vorstand — Executive Board) of BAG, the effect of which is described in Section 9.01(a)(iii), will constitute a legal, valid and binding obligation of each of Seller and BAG, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws relating to or affecting the enforcement of creditors’ rights, general equitable principles and the discretion of courts in granting equitable remedies. Other than the approval of the Boards of Directors (Aufsichtsrat-Supervisory Board and the Vorstand-Executive Board) of BAG, the effect of which is described in Section 9.01(a)(iii), no act, approval or proceedings on the part of the Seller, BAG, any other Board of Directors or group of shareholders is, or will be, required to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereunder. Each of Seller and BAG has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement, and is authorized to perform its obligations hereunder, subject to the approval of the Boards of Directors (Aufsichtsrat — Supervisory Board and the Vorstand - Executive Board) of BAG, the effect of which is described in Section 9.01(a)(iii) .

     2.03. Ownership of Purchased Interests. Seller is the record and beneficial owner of the Purchased Interests. Seller has good and marketable title to the Purchased Interests, and all of the Purchased Interests are: (i) fully paid and nonassessable and (ii) free and clear of all Encumbrances and the delivery to Buyer of the Purchased Interests at the Closing will transfer to Buyer valid title thereto. The Seller covenants that it is not a party to, nor bound by, any agreement affecting or relating to any of the Seller’s rights to transfer or vote the Purchased Interests, other than pursuant to the Stockholders’ Agreement, the LLC Agreement and the certificate of incorporation and by-laws of INC. The Purchased Interests constitute all of the Class A Shares, Membership Units and Class C Shares owned by the Seller. After the sale to Buyer of the Purchased Interests, BAG will have no direct or indirect ownership interest in INC or LLC, other than inadvertent purchases as a result of BAG’s participation in any third party equity fund or any purchase of a third party who owns an insignificant ownership interest in INC or LLC.

     2.04. Absence of Conflicts or Required Consents. Subject to the approval of the Boards of Directors (Aufsichtsrat -Supervisory Board and the Vorstand-Executive Board) of BAG, the effect of which is described in Section 9.01(a)(iii), the execution, delivery and performance by each of Seller and BAG of this Agreement and the consummation by each of Seller and BAG of the transactions contemplated hereby, will not, directly or indirectly, with or without the giving of notice or the lapse of time, or both, (i) contravene, conflict with or violate any of the provisions of any certificate of incorporation, charter instrument or by-law of, or applicable to Seller or BAG, or any resolution adopted by the board of directors or the stockholders of the Seller or BAG, (ii) violate, conflict with or result in a breach or default or loss of rights under, result in, cause or create any liability, reassessment or revaluation of assets or Encumbrance pursuant to, or cause the termination or acceleration of any term or condition of any material franchise, mortgage, lease, indenture, contract, license, permit, instrument, trust document, or other agreement, document or instrument to which the Seller or BAG is a party or by which it or its properties may be bound, (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental

Authority the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authority authorization that is held by the Seller or BAG, or that otherwise relates to the business of, or any of the assets owned or used by, the Seller or BAG, or (iv) except for the notification requirements of the HSR Act and any filing obligations of the Buyer or the Seller pursuant to the Exchange Act, require any consent, approval, permit, authorization or other order of, action by, registration or filing with or declaration or notification to any Governmental Authority or other Person.

     2.05. Fees. The Seller has neither paid, nor become obligated to pay, any fee or commission, contingent or otherwise, to any broker, finder or intermediary in connection with the transactions contemplated hereby.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE BUYER

     The Buyer hereby represents and warrants to the Seller on the date hereof and on the Closing Date:

     3.01. Organization. The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted. The Buyer is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the ability of the Buyer to consummate the transactions hereunder.

     3.02. Authority and Approval. This Agreement has been duly executed by Buyer, and subject to the approval of the Board of Directors of Buyer, the effect of which is described in Section 9.01(a)(iv), will constitute a legal, valid and binding obligation of the Buyer, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws relating to or affecting the enforcement of creditors’ rights, general equitable principles and the discretion of courts in granting equitable remedies. Other than the approval of the Board of Directors of Buyer, the effect of which is described in Section 9.01(a)(iv), no act, approval or proceedings on the part of the Buyer, any Board of Directors or group of shareholders is, or will be, required to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereunder. Buyer has the absolute and unrestricted corporate right, power, authority and capacity to execute and deliver this Agreement, and is authorized to perform its obligations hereunder, subject to the approval of the Board of Directors of Buyer, the effect of which is described in Section 9.01(a)(iv).

     3.03. Absence of Conflicts or Required Consents. Subject to the approval of the Board of Directors of Buyer, the effect of which is described in Setion 9.01(a)(iv), the execution, delivery and performance by Buyer of this Agreement, and the consummation by Buyer of the transactions contemplated hereby, will not, directly or indirectly, with or without the giving of notice or the lapse of time, or both, (i)

contravene, conflict with or violate any of the provisions of any certificate of incorporation, charter instrument or bylaw of, or applicable to the Buyer, or any resolution adopted by the board of directors or the stockholders of the Buyer, (ii) violate, conflict with or result in a breach or default or loss of rights under, result in, cause or create any liability, reassessment or revaluation of assets or Encumbrance pursuant to, or cause the termination or acceleration of any term or condition of any material franchise, mortgage, lease, indenture, contract, license, permit, instrument, trust document, or other agreement, document or instrument to which the Buyer is a party or by which it or its properties may be bound, (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authority authorization that is held by the Buyer, or that otherwise relates to the business of, or any of the assets owned or used by, the Buyer, or (iv) except for the notification requirements of the HSR Act and any filing obligations of the Buyer or the Seller pursuant to the Exchange Act, require any consent, approval, permit, authorization or other order of, action by, registration or filing with or declaration or notification to any Governmental Authority or other Person.

     3.04. Purchase for Investment. The Buyer is purchasing the Purchased Interests for investment and not with a view to any public resale or other distribution thereof and has no present intention or plan of distributing or selling to others any such interest or granting any participation therein. The Buyer is an accredited investor as defined in Rule 501(a) of the Securities Act of 1933, as amended (the “Securities Act”). The Buyer acknowledges that the Purchased Interests have not been registered under the Securities Act, or under any state or foreign securities laws. Neither the Buyer nor any of its Affiliates has any current intention of engaging in, or causing INC to engage in, any transaction or series of transactions, the effect of which would require a filing under Rule 13e-3 of the Exchange Act.

     3.05. Fees. The Buyer has neither paid, nor become obligated to pay, any fee or commission, contingent or otherwise, to any broker, finder or intermediary in connection with the transactions contemplated hereby which Seller would be obligated to pay.

ARTICLE IV
COVENANTS AND AGREEMENTS

     4.01. HSR.

     (a)  The Buyer agrees to use its commercially reasonable efforts to obtain the consents, approvals, authorizations or other order of any Governmental Authority or other entity, which are necessary (subject to Section 4.01(b)) in connection with the transactions contemplated by this Agreement; and, without limiting the generality of the foregoing, the Buyer shall use its commercially reasonable efforts to prepare and file as promptly as practicable, but in no event later than ten (10) business days after the date hereof, all of the information called for in the Notification and Report Form required under the HSR Act and to prepare and file any supplemental information, also in a timely fashion, which may be required by the United States Department of Justice or the Federal Trade Commission pursuant to such Notification and Report Form Filings. Seller agrees to cooperate with Buyer in providing any information necessary to complete Buyer’s applications to the Governmental Authorities.

     (b)  Nothing contained in this Agreement shall require, or be construed to require, Buyer or any of its Affiliates, in connection with the receipt of any regulatory approval, to proffer to, or agree to (a) sell, hold separate, discontinue or limit any assets, businesses, or interest in any assets or businesses of Buyer or any of its Affiliates (or to consent to any sale, or agreement to sell, or discontinuance or limitation by the Buyer or any of its subsidiaries of any of their respective assets or businesses) or (b) agree to any conditions relating to, or changes or restrictions in, the operations of any such assets or businesses.

     4.02. Conduct of Business. The Seller covenants with the Buyer that, except as may be otherwise expressly contemplated by this Agreement, or except as the Buyer may otherwise consent to in writing (which consent shall not be unreasonably withheld), from the date hereof and prior to the Closing, the Seller will take such action within its power (if any) as shall be necessary to cause each of INC and LLC to operate its respective business only in the ordinary course consistent with past practice.

     4.03. Access and Disclosure. The parties hereto agree and acknowledge that both the Buyer and the Seller, by reason of their existing equity interests in LLC and voting rights with respect to INC, are familiar with the business and affairs of INC and LLC, as well as all agreements entered into between INC or LLC, on the one hand and Seller or Buyer and their respective Affiliates, on the other hand, and neither Buyer nor Seller is relying on any representation, warranty or covenant (express or implied) of the other party or its Affiliates which is not specifically described in this Agreement.

     4.04. Resignation of Seller’s Directors. Effective as of the Closing, the Seller shall cause the resignation of (and shall deliver resignation letters from) all of the Class C Directors of INC. Seller shall cause each resigning director to waive any right which such director may have with respect to the vesting of options granted under INC’s 1999 Incentive Plan that occurs in accordance with the terms of such options by reason of the transactions described in this Agreement.

     4.05. Increase of Purchase Price.

     (a)  Upon the occurrence of a Sale Event (other than a Permitted Transfer) at any time prior to the first anniversary of the Closing Date, Buyer shall promptly give notice to Seller of the occurrence of the Sale Event and pay to Seller the amount of the First Sale Differential, if any. Upon the occurrence of a Sale Event (other than a Permitted Transfer) after the first anniversary and prior to the second anniversary of the Closing Date, Buyer shall promptly give notice to Seller of the occurrence of the Sale Event and pay to Seller the amount of the Second Sale Differential, if any. Upon the occurrence of a Sale Event (other than a Permitted Transfer) at any time after the second anniversary of the Closing Date and prior to the third anniversary of the Closing Date,

Buyer shall promptly give notice to Seller of the occurrence of the Sale Event and pay to Seller the amount of the Third Sale Differential, if any.

     (b)  Upon the occurrence of a Purchase Event (other than a Permitted Transfer) at any time prior to the third anniversary of the Closing Date, Buyer shall promptly give notice to Seller of the occurrence of the Purchase Event and pay to Seller the amount of the Purchase Differential, if any.

     (c)  For purposes of subsections (a) and (b) of this Section 4.05, the following terms shall have the meaning given below:

          (i) “First Sale Differential” shall mean an amount equal to 58,626,001 multiplied by the excess of the amount, calculated on a per share basis (on the basis of the per share sale price), of the per share price paid by the purchaser in the Sale Event over $2.80 per share.

          (ii) “Second Sale Differential” shall mean an amount equal to 58,626,001 multiplied by the excess of the amount, calculated on a per share basis (on the basis of the per share sale price), of the per share price paid by the purchaser in the Sale Event over $2.95 per share.

          (iii) “Third Sale Differential” shall mean an amount equal to 58,626,001 multiplied by the excess of the amount, calculated on a per share basis (on the basis of the per share sale price), of the per share price paid by the purchaser in the Sale Event over $3.10 per share.

          (iv) “Purchase Differential” shall mean an amount equal to 58,626,001 multiplied by the excess of the amount, calculated on a per share basis (on the basis of the per share sale price), of the per share price paid by the purchaser in the Purchase Event over the Minimum Value. The “Minimum Value” shall be (x) $3.05 per share in the event the consideration paid by the purchaser in the Purchase Event is solely cash, (y) $3.30 per share in the event the consideration paid by the purchaser in the Purchase Event is solely non-cash and (z) $3.05 per share plus an amount per share equal to $0.25 multiplied by a fraction the numerator of which shall be the amount of the per share non-cash consideration paid by the purchaser in the Purchase Event and the denominator of which shall be the total per share cash and non-cash consideration paid by the purchaser in the Purchase Event. In any transaction in which the Seller may elect either cash or non-cash consideration, the offer shall be treated as if the Seller elected to receive the cash consideration. The formula specified in this subsection (iv) shall apply to all transactions in which no dollar limitation or cap has been placed on either the cash or non-cash consideration. In all transactions in which a dollar limitation or cap has been placed on either the cash or non-cash consideration, the formula utilized will be adjusted to eliminate any results which would be inconsistent with the intent or spirit of the formula described in this subsection (iv).

          (v) “Sale Event” shall mean and refer to the consummation of a transaction which effectuates the following: (x) the sale by Buyer or its Affiliates

(including, without limitation, INC or LLC) of any ownership interest in INC or LLC or sale by INC of any of the units of membership interest in LLC or (y) the sale by LLC of all or substantially all of its assets. The Sale Event shall be deemed to occur on the day the Sale Event is consummated.

          (vi) “Purchase Event” shall mean and refer to the consummation of a transaction which effectuates the purchase by Buyer or its Affiliates, or which effectuates the purchase by a Related Person, or the purchase by any Person acting in concert with Buyer (or its Affiliates), of an ownership interest in INC or LLC, or all or substantially all of the assets of LLC. The Purchase Event shall be deemed to occur on the day the Purchase Event is consummated.

          (vii) “Permitted Transfer” shall mean and refer to (x) any sale, purchase, exchange or other transfer by and between Buyer and any of its Affiliates, (y) any purchase by Buyer or its Affiliates to increase its or their aggregate direct and indirect economic interest in LLC to 81%, (z) any public offering of rights or other publicly-traded securities conducted by INC or LLC solely to raise additional working capital for LLC, and (zz) any sale or transfer of all or substantially all of the assets of Buyer, whether through merger or otherwise.

     (d)  Any consideration (in whole or in part) which is not payable entirely in cash shall be converted into a cash equivalent per share as determined on the basis of a bona fide arm’s length transaction taking into consideration all facts and circumstances; provided, however, that any non-cash consideration consisting of publicly traded stock shall be valued as follows: (A) if a fixed amount of shares is the per share consideration offered at the time of the public announcement of the Purchase Event, then at the closing per share price on the date of such public announcement if made after the market close on such date or, if made prior to such market close, then the per share closing price on the last trading date immediately preceding such public announcement; and (B) if an amount of shares valued at a designated per share price (which may be an average of closing prices or high and low sales prices as of a certain date or for a certain period of consecutive trading days) is the per share consideration for the Purchase Event, then such designated per share price. Except as aforesaid, if the parties do not agree on the cash equivalent per share within ten (10) days after the occurrence of the Sale Event or the Purchase Event, either party may request the President of the American Arbitration Association in New York to appoint an independent investment banking firm (who has not represented either Buyer or Seller or their respective Affiliates for the preceding three (3) years) to determine the equivalent cash per share price of any non-cash consideration in the Sale Event or the Purchase Event, as applicable. The costs of the American Arbitration Association and the investment banking firm shall be paid equally by Buyer and Seller. Subject to any delay resulting from the aforementioned arbitration, the Buyer shall pay to Seller any amount due under this Section 4.06 within 30 days following the consummation of the Sale Event or Purchase Event.

     4.06. Limitation. Buyer agrees that, except for a Permitted Transfer: (i) it will not, directly or indirectly, through any Person, including, but not limited to, Buyer’s Affiliates or any of its or their Related Persons, consummate any purchase of shares in INC or membership interest in LLC (or any security or debenture which is, or may be, converted into an equity interest in INC or LLC); and (ii) it will not cooperate with or act in concert with, directly or indirectly, any Person, including, but not limited to, Buyer’s Affiliates or any of its or their Related Persons, whether through a private transaction or public market transaction, to consummate any purchase of shares in INC or membership interest in LLC (or any security or debenture which is, or may be converted into, an equity interest in INC or LLC), in either case, prior to sixty (60) days after the Closing Date.

     4.07. No Encumbrances. Neither BAG nor Seller, either directly or indirectly, will take any action, or fail to take any action, that would in any way result in an Encumbrance on any of the Purchased Interests.

     4.08. Purchase Prohibitions. Without the prior written consent of Buyer, neither BAG nor any of its Affiliates shall purchase or offer to purchase any common stock of INC or any membership units of LLC, obtain or seek, or offer to obtain a voting proxy with respect to any of such ownership interests in INC or LLC, from the date hereof through the third anniversary of the Closing Date, except for inadvertent purchases as a result of BAG’s participation in any third party equity fund or any purchase of a third party who owns an insignificant ownership interest in either INC or LLC.

     4.09. Public Announcements. Except as otherwise required by law, the parties shall not issue any report, statement or press release or otherwise make any public announcement with respect to this Agreement, and the transactions contemplated hereby without prior consultation with and approval of the other parties hereto (which approval shall not be unreasonably withheld). To the extent any such announcement is required by law, each party hereto shall use reasonable efforts to notify and consult with the other parties hereto prior to making any such announcement.

     4.10. Further Assurances. At any time or from time to time after the Closing, each party hereto shall, at the request of the other party and at such other party’s expense, execute and deliver any further instruments or documents and take all such further action as such other party may reasonably request in order to effectuate the consummation of the transactions contemplated hereby.

     4.11. Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, each of the parties hereto will not take any affirmative action, or fail to take any reasonable action within its respective control, as a result of which any of the representations, warranties and agreements contained herein (other than those that specifically contemplate a different date) shall fail to be true, accurate or correct on the Closing Date in any material respect.

     4.12. Commercially Reasonable Efforts. The Seller and BAG, on the one hand and the Buyer, on the other hand, subject to Section 4.01(b), will each use all commercially reasonable efforts to bring about the fulfillment of each of the conditions precedent to the obligations of the other set forth in this Agreement, including, but not limited to, the making of any filings pursuant to Section 13(d) of the Exchange Act.

ARTICLE V
CONDITIONS TO OBLIGATIONS OF THE BUYER

     The obligation of the Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction, or the written waiver of the Buyer, on or prior to the Closing Date of all of the conditions set forth in this Article V.

     5.01. Representations, Warranties and Covenants of the Seller. The Seller shall have performed or complied in all material respects with its agreements and covenants contained herein required to be performed or complied with in all material respects on or prior to the time of Closing (including execution and delivery to the Buyer of the Closing Documents), and the representations and warranties of the Seller contained herein shall be true, accurate and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except to the extent that any such representations and warranties were made as of a specified date and as to such representations and warranties the same shall continue on the Closing Date to have been true as of the specified date.

     5.02. Certificate. The Buyer shall have received a certificate, dated as of the Closing Date, executed by or on behalf of the Seller by its duly authorized officers or representatives, (i) that attached to such certificate is a true copy of resolutions of the board of directors of the Seller, which resolutions authorize the execution, delivery and performance of this Agreement, (ii) certifying the statements of Section 5.01 hereof, and (iii) that each such Person signing such certificate is authorized to do so by the party whom he or she represents.

     5.03. No Prohibition. No statute, rule or regulation or injunction or order of any court or administrative agency of competent jurisdiction that prohibits the Buyer from consummating the transactions contemplated hereby, or imposes civil or criminal penalties on any of the Buyer if such transactions are consummated, shall be in effect as of the Closing.

     5.04. HSR and Other Consents.

     (a)  The applicable waiting periods under the HSR Act shall have expired or been terminated.

     (b)  All material consents, approvals, authorizations, exemptions and waivers from any third parties, including, without limitation, any Governmental Authority, that shall be required in order to enable the Buyer to consummate the transactions contemplated hereunder shall have been obtained without the requirement to comply with any conditions.

     5.05. No Proceedings or Litigation. No preliminary or permanent injunction or other order issued by any Governmental Authority, nor any law promulgated or enacted by any Governmental Authority, that restrains, enjoins or otherwise prohibits the transactions contemplated hereby, or imposes civil or criminal penalties on any stockholder, director or officer of the Buyer if such transactions are consummated, shall be in effect.

     5.06. Resignation of Directors. The Buyer shall have received the resignations, effective as of the Closing, of all the Class C Directors of INC.

ARTICLE VI
CONDITIONS TO OBLIGATIONS OF THE SELLER

     The obligation of the Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction, or the written waiver of the Seller, on or prior to the Closing Date of all of the conditions set forth in this Article VI:

     6.01. Representations, Warranties and Covenants of the Buyer. The Buyer shall have performed or complied in all material respects with its agreements and covenants contained herein required to be performed or complied with in all material respects on or prior to the time of Closing (including execution and delivery to the Seller of the Closing Documents), and the representations and warranties of the Buyer contained herein shall be true, accurate and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except to the extent that any such representations and warranties were made as of a specified date and as to such representations and warranties the same shall continue on the Closing Date to have been true as of the specified date.

     6.02. Certificate. The Seller shall have received a certificate, dated as of the Closing Date, executed by or on behalf of the Buyer by its duly authorized officers or representatives, (i) that attached to such certificate is a true copy of resolutions of the board of directors of the Buyer, which resolutions authorize the execution, delivery and performance of this Agreement, (ii) certifying the statements of Section 6.01 hereof, and (iii) that each such Person signing such certificate is authorized to do so by the party whom he or she represents.

     6.03. No Prohibition. No statute, rule or regulation or injunction or order of any court or administrative agency of competent jurisdiction that prohibits the Seller from consummating the transactions contemplated hereby, or imposes civil or criminal penalties on the Seller if such transactions are consummated, shall be in effect as of the Closing.

     6.04. HSR and Other Consents.

     (a)  The applicable waiting periods under the HSR Act shall have expired or been terminated.

     (b)  All material consents, approvals, authorizations, exemptions and waivers from any third parties, including, without limitation, any Governmental Authority, that shall be required in order to enable the Seller to consummate the transactions contemplated hereunder shall have been obtained without the obligation to comply with any conditions.

     6.05. No Proceedings or Litigation. No preliminary or permanent injunction or other order issued by any Governmental Authority, nor any law promulgated or enacted by any Governmental Authority, that restrains, enjoins or otherwise prohibits the transactions contemplated hereby, or imposes civil or criminal penalties on any stockholder, director or officer of the Seller if such transactions are consummated, shall be in effect.

ARTICLE VII
TAX MATTERS

     7.01. Transfer and Conveyance Taxes. The Seller shall be liable for and shall pay or cause to be paid all applicable sales, transfer, recording, deed, stamp and other similar taxes resulting from the consummation of the transactions contemplated by this Agreement.

     7.02. Tax Compliance.

     (a)  The parties shall at all times cooperate with each other, and Buyer shall use commercially reasonable efforts to cause INC or LLC (as the case may be) to cooperate with Seller, in order that Seller may have full and complete access to the books and records of INC or LLC (other than such books and records relating to post Closing Date tax periods) for purposes of satisfying Seller’s tax obligations. The parties affirm that all rights and obligations under the LLC Agreement that pertain to taxes shall remain in full force and effect with respect to pre-Closing Date tax periods. The parties recognize that profit and loss will be allocated for the current fiscal year of LLC using the interim closing of the books and records method as provided in Section 5.4(a)(iv) of the LLC Agreement.

     (b)  Buyer shall ensure that INC or LLC (as the case may be) does not cause the LLC to make or change any tax election, change any method of accounting for tax purposes or do any thing else pertaining to taxes that would cause Seller to be allocated more income from the LLC.

ARTICLE VIII
SURVIVAL AND INDEMNIFICATION

     8.01. Survival. Except as otherwise set forth in this Section 8.01, the representations and warranties made by any party hereto in this Agreement or in any agreement or other document delivered at the Closing in connection herewith (an “Ancillary Document”) shall survive the Closing.

     8.02. Indemnification.

     (a)  The Seller, on the one hand, and the Buyer, on the other hand shall indemnify, defend and hold harmless the other from and against any damages, losses,

costs and expenses (including reasonable attorneys’ fees) resulting from any misrepresentation, breach of warranty or non-fulfillment of any covenant, agreement, representation or warranty, made by such other party hereunder or in any Ancillary Document. The party seeking indemnification hereunder (and subsections (b) and (c) below) is hereafter referred to as the “Indemnified Party,” and the party against whom indemnification is sought is hereafter referred to as the “Indemnifying Party.”

     (b)  Buyer shall indemnify, defend and hold harmless present and former directors of INC or LLC who were appointed by Seller (or its Affiliates) (the “Former Directors”) with respect to all rights to indemnification now existing as provided in the charters, by laws or other constituent documents of INC or LLC (including, but not limited to, any shareholders’ or membership or operating agreement) which provisions shall survive the specific termination, revocation or amendment thereof and such rights shall continue for as long as any investigations, claims, suits, actions or proceedings (“Claims”) are or may be asserted against the Former Directors and until disposition of all such Claims. Without limiting the foregoing, in the event any Former Directors become involved in any capacity in any Claims in connection with any matter involving INC or LLC or the transactions contemplated by this Agreement, the Buyer shall advance such party its reasonable legal and other expenses (including, but not limited to, the reasonable cost of preparation and investigation) incurred in connection therewith. The indemnification provided under this Section 8.02(b) shall only be for amounts in excess of indemnification received or receivable by the Former Directors from INC or LLC, whether from third party insurance or otherwise.

     (c)  Except for circumstances caused by Section 8.2(b), Buyer shall indemnify, defend and hold harmless Seller and its Affiliates (as well as any Former Directors), in respect of any and all Claims, of Persons not a party to this Agreement, and all related judgments, damages, settlements, liabilities and expenses (including reasonable expenses incurred in connection with investigation and preparation), as and when incurred, arising out of or based on any action taken, or omission, by Seller or its Affiliates (as well as any Former Directors), in connection with the transactions contemplated by this Agreement.

     (d)  Upon the Indemnified Party’s discovering any Claim made by a third party that, if sustained, would be subject to indemnification pursuant to clause (a) above, such Indemnified Party shall notify the Indemnifying Party in writing of the Claim and the facts relating to it within five (5) business days of the discovery of such claim; provided, however, that the failure of an Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that it has been damaged thereby. The Indemnifying Party shall have the right to defend against the Claim through counsel of its own selection at its own expense, in which event the Indemnified Party shall have the right, at its own expense, to employ counsel to represent it in addition to counsel employed by the Indemnifying Party. Such counsel employed by the Indemnified Party shall act in an advisory capacity only with respect to the defense provided by the Indemnifying Party. The Indemnifying Party shall keep the Indemnified Party fully informed at all times of the status of the Claim. The Indemnified Party shall cooperate to make available to the Indemnifying Party all pertinent information under the control of the Indemnified Party as to the Claim and shall make appropriate personnel reasonably available for any discovery or trial. If the Indemnifying Party fails or refuses to undertake the defense within thirty (30) days after receiving notice that a Claim has been made, the Indemnified Party shall have the right, at the cost and expense of the Indemnifying Party, to defend against such Claim in such manner it deems appropriate; provided, however, that the Indemnified Party shall not settle or compromise any claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

     (e)  Payment of any final determined amount of liability shall be made by the Indemnifying Party to the Indemnified Party within five (5) days of the date of notice from the Indemnified Party to the Indemnifying Party that such amount is due.

     (f)  The provisions of this Article VIII shall govern any right of indemnification granted by any provisions of this Agreement but this Article VIII shall not constitute the sole or exclusive remedy, nor shall any request for indemnity constitute an election of remedies, where other indemnity obligations (such as, but not limited to, directors’ indemnity) may be available through INC or LLC.

ARTICLE IX
MISCELLANEOUS

     9.01. Termination.

     (a)  This Agreement may be terminated:

          (i) by mutual consent of the Seller and the Buyer;

          (ii) by either Seller or Buyer if the Closing Date has not occurred by October 31, 2003;

          (iii) by Seller, within ten (10) days after the date of this Agreement, if the Vorstand or the Aufsichtsrat of Seller has not approved (in its respective sole discretion) the transactions in this Agreement, and that either of such Boards has requested Seller to terminate this Agreement; or

          (iv) by Buyer, within ten (10) days after the date of this Agreement, if the Board of Directors of Buyer has not approved (in its sole discretion) the transactions in this Agreement and that such Board has requested Buyer to terminate this Agreement.

     (b)  If this Agreement is terminated pursuant to Section 9.01(a), this Agreement shall thereupon become void and of no further effect whatsoever, and the parties shall be released and discharged of all obligations under this Agreement, except (i) to the extent of a party’s liability for material breaches of this Agreement prior to the time of such termination and (ii) the obligations of each party for its own expenses incurred in connection with the transactions contemplated by this Agreement as provided herein.

     9.02. Entire Agreement. This Agreement and the Note constitute the sole understanding of the parties with respect to the subject matter hereof.

     9.03. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; provided, however, that this Agreement may not be assigned by the Buyer without the prior written consent of the Seller (which may be withheld in its sole discretion), except that the Buyer may, at its election, assign this Agreement to any Affiliate, but no such assignment of this Agreement or any of the rights or obligations hereunder shall relieve the Buyer of its obligations under this Agreement.

     9.04. Modification and Waiver. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

     9.05. Expenses. Except as otherwise provided herein, each of the parties hereto shall pay all costs and expenses incurred by such or on its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of its own financial consultants, accountants and counsel.

     9.06. Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party shall be in writing and shall be deemed to have been duly given (a) upon receipt if delivery is in person, by electronic facsimile transmission (provided a copy is concurrently mailed in accordance with clause (b) below), or by overnight courier, and (b) three (3) days after mailing if delivery is by certified mail, return receipt requested postage prepaid, in each case addressed as follows:

If to the Seller:

BOL.US Online, Inc. 1540 Broadway New York, New York 10036 Attention: Robert J. Sorrentino Fax: (212) 782-1010/1103

with a copy to:

Bertelsmann AG Carl-Bertelsmann-Strasse 270 33311 Gütersloh, Germany Attention: Dr. Ulrich Koch

Fax: (011) 49 5241 806 670

and:

Alston & Bird LLP 90 Park Avenue New York, New York 10016 Attention: Aydin S. Caginalp, Esq. Fax: (212) 210-9444

If to the Buyer:

Barnes & Noble, Inc. 122 Fifth Avenue New York, New York 10011 Attention: Leonard Riggio Fax: (212) 675-0413

with a copy to:

Bryan Cave LLP 1290 Avenue of the Americas New York, New York 10104 Attention: Michael N. Rosen, Esq. Fax: (212) 541-4630

     9.07. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York without reference to conflicts of law principles. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case located in the County of New York, for any Litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any Litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. certified mail to its respective address set forth in Section 9.06 hereof shall be effective service of process for any Litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or the United States of America, in each case located in the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Litigation brought in any such court has been brought in an inconvenient forum.

     9.08. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

     9.09. Severability. If any provision of this Agreement, or the application of any such provision to any Person or circumstances, shall be held invalid by a court of competent jurisdiction, the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it is held invalid, shall not be affected thereby, and such invalid provisions shall be given the maximum effect permitted by applicable law.

     9.10. Obligation of BAG. By its signature below, BAG agrees to be liable for any failure by Seller to perform any of its obligations under this Agreement and any other agreements executed in connection herewith to which it is a party.

     9.11. Third Parties. Except as set forth in Section 8.02(b) with respect to Former Directors or as to Affiliates, no provision of this Agreement is intended to benefit any third party.

ARTICLE X
DEFINITIONS

     Unless otherwise stated in this Agreement, the following terms have the following meanings:

     “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is controlled by, or is under common control with, such specified Person.

     “Agreement” or “this Agreement” means this Purchase Agreement, dated as of the date first above written, and all amendments hereto, made in accordance with the provisions of Section 9.04 hereof.

     “Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or to cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

     “Encumbrance” means any security interest, pledge, mortgage, lien (including tax liens), charge, encumbrance, easement, adverse claim, adverse preferential arrangement, restriction or defect in title.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     “Governmental Authority” means any United States federal, state or local government or any foreign government, any governmental, regulatory, legislative, executive or administrative authority, agency or commission or any court, tribunal, or judicial body.

     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     “Litigation” means any lawsuit, action or proceeding in any court or before any Governmental Authority.

     “LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of LLC, effective as of May 28, 1999, by and among Buyer, B&N.com Holding Corp., INC, BAG and Seller, as amended by Amendment No. 1, dated January 14, 2000.

     “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed a person under Section 13(d)(3) of the Exchange Act.

     “Related Person” shall mean:

     (a)  with respect to a particular individual:

          (i) each other member of such individual’s Family;

          (ii) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family;

          (iii) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

          (iv) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

     (b)  With respect to a specified Person other than an individual:

          (i) any Person that directly or indirectly Controls, is directly or indirectly controlled by, or is directly or indirectly under common control with, such specified Person;

          (ii) any Person that holds a Material Interest in such specified Person;

          (iii) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

          (iv) any Person in which such specified Person holds a Material Interest;

          (v) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

          (vi) any Related Person of any individual described in clause (b) or (c).

     For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse and former spouses, (iii) the individual’s children, and (iv) any other natural person who is related to the individual and who resides with such individual, and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

     “Stockholders’ Agreement” means that certain Stockholders’ Agreement of INC, dated as of May 28, 1999, by and among Buyer, B&N.com Holding Corp., INC, BAG and Seller.

     IN WITNESS WHEREOF, each of the parties hereto has executed or caused this Agreement to be executed on its behalf as of the date first above written.

BOL.US ONLINE, INC.

By:	/s/ Robert J. Sorrentino

Name:	Robert J. Sorrentino
Title:	President

BERTELSMANN AG

By:	/s/ Dr. Ewald Walgenbach

Name:	Dr. Ewald Walgenbach
Title:	Member of the Executive Board of Bertelsmann AG

BARNES & NOBLE, INC.

By:	/s/ Leonard Riggio

Name:	Leonard Riggio
Title:	Chairman

EXHIBIT A

PROMISSORY NOTE

$82,000,000.00	Date: , 2003

     FOR VALUE RECEIVED, BARNES & NOBLE, INC. (“Obligor”), hereby unconditionally promises to pay to the order of BOL.US ONLINE, INC. (hereafter, together with any holder set forth hereof, called “Holder”), at the offices of the Holder and using the payment instructions set forth on Schedule 1 attached hereto, or at such other place as the Holder may designate in writing to the Obligor, in lawful money of the United States of America, and in immediately available funds, the principal sum of EIGHTY-TWO MILLION DOLLARS ($82,000,000.00), together with interest on the principal balance from time to time outstanding hereunder (computed on the basis of a 360-day year and the actual number of days elapsed) from the date hereof until paid in full at a per annum rate equal to five percent (5%).

Repayment

     Unless due earlier pursuant to the terms hereof, the principal balance shall be payable in full on the later of: (i) November 15, 2004; and (ii) the date which is thirteen (13) months after the date hereof. Accrued interest shall be due and payable quarterly in arrears, on the first day of each February, May, August, November and on any other date on which the principal balance hereof is due (whether by acceleration, maturity or otherwise).

     Interest shall accrue on any amount past due hereunder (whether at the stated maturity or any accelerated maturity hereunder) at a rate equal to one percent (1%) per annum in excess of the rate set forth above, until paid in full. All such interest shall be due and payable on demand.

     Obligor may prepay this Note in whole or in part at any time (and from time to time), without premium or penalty, but only if accompanied by accrued and unpaid interest on the principal amount so repaid through the date of repayment; provided that any such prepayment will be applied first to the payment of expenses due under this Note, second to interest accrued and unpaid under this Note on the principal amount prepaid and third, if the amount of prepayment exceeds the amount of all such expenses and accrued interest, to the payment of principal under this Note.

Representations and Warranties of Obligor

     Obligor represents and warrants to the Holder that, as of the date hereof:

     (a)  Organization, Power and Authority. Obligor is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not reasonably be expected to have a material adverse effect on Obligor and its subsidiaries, taken as a whole. Obligor has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Note and to perform the provisions hereof.

     (b)  Authorization, etc. This Note has been duly authorized by all necessary corporate action on the part of Obligor, and this Note constitutes a legal, valid and binding obligation of Obligor enforceable against it in accordance with its terms, except as such enforceability may be limited by: (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally; and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     (c)  Compliance with Laws, Other Instruments, etc. The execution, delivery and performance by Obligor of this Note will not: (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any lien in respect of any property of Obligor under, any agreement, note or indenture relating to indebtedness to which Obligor is a party or the organizational documents of Obligor; (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or governmental authority applicable to Obligor; or (iii) violate any provision of any statute or other rule or regulation of any governmental authority applicable to Obligor where such violation would reasonably be expected to have a material adverse effect on Obligor and its subsidiaries, taken as a whole.

     (d)  Governmental Authorizations, etc. No consent, approval or authorization of, or registration, filing or declaration with, any governmental authority is required in connection with the execution, delivery or performance by Obligor of this Note.

Events of Default

     Each of the following events shall constitute an “Event of Default” under this Note:

     (a)  failure of Obligor to pay any principal on the due date, or to pay interest within three (3) days after the date on which such interest is due, or to pay other amounts due hereunder within ten (10) days after the date on which such amount is due;

     (b)  Obligor merges into or consolidates into any other entity, or any other entity merges into or consolidates with Obligor, or Obligor sells, leases, transfers or otherwise disposes of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or liquidates or dissolves provided that this subsection (b) shall not be applicable in the case of a transaction solely between Persons which constituted Affiliates immediately before such transaction is consummated;

     (c)  Obligor shall: (i) commence a voluntary case under the Bankruptcy Code of 1978, as amended or other federal bankruptcy law (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, liquidation, winding up or composition for adjustment of debts; (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws; (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) make a general assignment for the benefit of creditors; or (vi) be adjudicated as insolvent;

     (d)  a case or other proceeding shall be commenced against Obligor in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code of 1978, as amended or other federal bankruptcy law (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for Obligor, or all or any substantial part of the assets, domestic or foreign, of Obligor, without the consent of Obligor, and, in any circumstance, such case, proceeding or appointment shall continue without dismissal for a period of sixty (60) days or more;

     (e)  Obligor shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due;

     (f)  other than with respect to payment events specified in subsection (a) of the Events of Default provision above, failure of Obligor to comply with any other provision hereunder and the continuance of such failure for a period of thirty (30) days after written notice thereof has been given by the Holder to Obligor;

     (g)  Obligor is in default (as principal or as guarantor or surety) in the payment of any principal, premium or interest on any indebtedness for money borrowed in excess of $10 million in principal amount beyond any period of grace or Obligor is in default in the performance or compliance with any term of any evidence of such amount of indebtedness, or any other condition exists which, in each of the foregoing events set forth in this subparagraph (g), as a consequence of such default or condition, such indebtedness has become, or has been declared, due and payable prior to its stated maturity or before its regularly scheduled dates of payment; or

     (h)  any judgment, order, decree or arbitration award is entered against Obligor, or Obligor enters into any agreement to settle or compromise any pending or threatened litigation or arbitration that, with other outstanding judgments, orders, decrees, arbitration awards and agreements to settle, obligates Obligor to make payments that exceed in the aggregate $10 million which remains unpaid or unbonded for more than thirty (30) days.

     Upon the occurrence of an Event of Default (other than an Event of Default described in clause (c) or (d) of the definition thereof), all of the indebtedness and obligations of Obligor hereunder, at the option of the Holder, may be immediately declared, and thereupon shall immediately become in default and due and payable and the Holder may exercise any and all rights and remedies available to it at law, in equity or otherwise. Upon the occurrence of an Event of Default described in clause (c) or (d) of the definition thereof, all of the indebtedness and obligations of Obligor hereunder, without demand or notice of any kind, shall immediately become in default and due and payable and the Holder may exercise any and all rights and remedies available to it at law, in equity or otherwise.

Additional Provisions

     Obligor shall pay all reasonable expenses incurred by the Holder in the collection of this Note, including, without limitation, the reasonable fees and disbursements of counsel to the Holder.

     All amendments to this Note, and any waiver or consent of the Holder, must be in writing and signed by the Holder and the Obligor. No delay or failure on the part of the Holder in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Holder of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy.

     Obligor hereby waives presentment, demand, notice of dishonor, protests and all other notices whatever in connection with the enforcement of this Note after an Event of Default hereunder. If any provision of this Note shall be invalid or unenforceable for any reason, the same shall be ineffective, but the remainder of this Note shall not be affected thereby and shall remain in full force and effect.

     This Note shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to conflicts of laws principles.

     Obligor, and the Holder by accepting this Note, each acknowledges that any dispute or controversy between the Obligor and the Holder may be based on difficult and complex issues of law and fact. Accordingly, the Holder and Obligor hereby waive (to the extent permitted by applicable law) trial by jury in any action or proceeding of any kind or nature in any court or tribunal in which an action may be commenced by or against Obligor arising out of this Note or by reason of any other cause or dispute whatsoever between Obligor and the Holder of any kind or nature.

     The Obligor, and the Holder by accepting this Note, hereby agree that the United States District Court for the Southern District of New York or, at the option of the

Holder, any state court located in New York County, New York, shall have non-exclusive jurisdiction to hear and determine any claims or disputes between Obligor and the Holder pertaining directly or indirectly to this Note or any other cause or dispute whatsoever among the Obligor and the Holder of any kind or nature. Obligor expressly submits and consents in advance to such jurisdiction in any action or proceeding commenced in such courts, hereby waiving personal service of the summons and complaint, or other process or papers issued therein, and agreeing that service of such summons and complaint, or other process or papers may be made by registered or certified mail, return receipt requested, addressed to the Obligor at the address of the Obligor set forth below its signature hereto. Should Obligor fail to appear or answer any summons, complaint, process or papers so served within thirty (30) days after the mailing thereof, it shall be deemed in default and an order and/or judgment may be entered against it as prayed for in such summons, complaint, process or papers. The choice of forum set forth in this section shall not be deemed to preclude the bringing of any action by the Holder or the enforcement by the Holder of any judgment obtained in such forum in any other appropriate jurisdiction. Further, Obligor hereby waives the right to assert the defense of forum non conveniens and the right to challenge the venue of any court proceeding.

     Obligor agrees that all of its payment obligations hereunder shall be absolute, unconditional and, for the purposes of making payments hereunder, Obligor hereby waives any right to assert any setoff, counterclaim or cross-claim. Obligor agrees that this Note shall remain in full force and effect as to Obligor hereunder, despite the fact that it shall become dissolved or liquidated or shall otherwise be released or discharged from its obligations hereunder.

     This Note shall be binding upon the successors and assigns of Obligor. Notwithstanding the foregoing, Obligor may not assign any of its obligations hereunder to any person or entity without the prior written consent of the Holder. Any Holder of this Note may assign or transfer this Note to any person or entity without the consent of Obligor.

     For purposes of this Note, the following terms shall have the meanings ascribed thereto:

     “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is controlled by, or is under common control with, such specified Person.

     “Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or to cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed a person under Section 13(d)(3) of the Exchange Act.

     All notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy and shall be sent, if to the Holder, at the Holder’s address as specified in Schedule 1 attached hereto and, if to Obligor, at the Obligor’s address set forth below its signature hereto. The Holder or the Obligor may change their respective addresses or telecopy numbers for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Note shall be deemed to have been given on the date of receipt.

     IN WITNESS WHEREOF, the Obligor has duly executed and delivered this Promissory Note as of the date and year first written above.

BARNES & NOBLE, INC.

By:

Name:

Title:

Address for Notices:

State of New York County of New York	) )ss.:

On the      day of July in the year 2003 before me, the undersigned, personally appeared      , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual or the person upon behalf of which the individual acted, executed the instrument.

NOTARY PUBLIC

Schedule 1 to Promissory Note
Address and Payment Instructions of Holder